Shawn F. Hackman, a P.C.
               1600 E. Desert Inn Road, Suite 102
                       Las Vegas, NV 89109

                          June 10, 1998

               Securities and Exchange Commission
                       450 Fifth Street NW
                      Washington, DC 20549

      Re: Ranes International Holdings, Inc. 1997 Incentive
                      Compensation Program

                      Ladies and Gentlemen:

We have acted as counsel to Ranes International Holdings, Inc., a
    Nevada corporation (the "Company") formerly known as Bio
     Fluorescent Technologies, Inc., in connection with its Registration Statement on Form S-8 relating to the registration of 1,500,000 shares of its common stock (the "Shares"), $0.001 par value per share. The Shares are issuable pursuant to the Company's 1997 Incentive Compensation Plan (the "Plan").

In our representation we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation and Bylaws of the
                            Company.

 Based upon the foregoing, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the
                     Registration Statement.

                    Shawn F. Hackman, a P.C.